Exhibit 107
Calculation of Filing Fee Tables
Form S-3
(Form Type)
Community West Bancshares
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)(2)	Proposed Maximum Aggregate Offering Price Per Share (1)(2)	Maximum Aggregate Offering Price (1)(2)(3)	Fee Rate	Amount of Registration Fee (3)
Debt	Debt securities
Equity	Common Stock, no par value
Preferred Stock, no par value
Other	Warrants
Other	Depository Shares
Other	Units (4)

Unallocated (Universal) Shell
					$ 100,000,000	0.00014760	$ 14,760
	Total Offering Amounts				$ 100,000,000	0.00014760	$ 14.760
Total Free Previously Paid
	Total Fee Offsets						$ 12,450
	Net Fee Due						$ 2,310

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Office Claimed	Security Title\ Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)

Fees Offset Claims	Company	S-3	33-223876	March 23, 2018		$12,450	Unallocated (Universal) Shell	Unallocated (Universal) Shell	Unallocated (Universal) Shell	$100,000,000
Fee Offset Sources	Company	S-3	333-223876		March 23, 2018						$ 12,450(5)

(1)The proposed amount to be registered, maximum offering price per class of security and maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder.
(2)This registration statement covers such indeterminate number of shares of common stock and an indeterminate amount of debt securities, warrants, depository shares and units of Community West Bancshares, having an aggregate initial offering price not to exceed $100,000,000. The securities registered hereunder are to be issued from time to time at prices to be determined. In addition, pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the securities being registered hereunder as a result of stock splits, stock dividends or similar transactions.
(3)Calculated pursuant to Rule 457(o) promulgated under the Securities Act, as amended.
(4)Each unit will be issued under a unit agreement and will represent an interest in two or more other securities, which may or may not be separable from one another.
(5)On March 23, 2018, the registrant initially filed a Registration Statement on Form S-3 (File No. 333-223876) (the "Original Registration Statement"), which registered an aggregate principal amount of $100,000,000 of common stock, debt securities, warrants, depository shares and units to be offered by the registrant from time to time (together, the "Original Offering"). On March 19, 2021, the registrant filed a Registration Statement on Form S-3 (File No. 333-254526) (the "Subsequent Registration Statement"), which registered an aggregate principal amount of $100,000,000 of common stock, debt securities, warrants, depository shares and units to be offered by the registrant from time to time (together, the "Subsequent Offering"). No securities were sold pursuant to the Original Offering or the Subsequent Offering, and the Original

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Offering and Subsequent Offering automatically terminated. As a result, the registrant has $12,450 in unused filing fees associated with the Original Offering and Subsequent Filing. In accordance with Rule 457(p) under the Securities Act, the registrant is using $12,450 of the unused filing fees to offset the filing fee payable in connection with this filing.

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